Exhibit 99.01

Financial Contact: Dan Fairfax

GoRemote Internet Communications

(408) 955-1920

dfairfax@GoRemote.com

Media Contact: Bethany Sebra

GoRemote Internet Communications

(408) 965-1127

bsebra@GoRemote.com

GoRemote Announces Third Quarter 2004 Financial Results

Revenues Increase 16% Percent Over Third Quarter 2003

Company Signs 16 New Enterprise Customers

MILPITAS, Calif., - November 1, 2004 - GoRemote Internet Communications, Inc. (Nasdaq: GRIC), the world’s leading provider of secure managed remote access solutions, announced that its revenues for the third quarter of 2004 increased 16% percent to $12.4 million, compared with $10.7 million in the third quarter of 2003.  Net loss in the third quarter of 2004 was $33.6 million, or $0.82 per share, compared with net income of $178,000, or $0.01 per share, in the third quarter of 2003.   The loss in the third quarter of 2004 includes an estimated $27.9 million non-cash charge for impairment of goodwill and other intangibles acquired in connection with the acquisition of Axcelerant, Inc. and a $2.4 million restructure-related charge for employee severance, ceased use of facilities and termination of lease commitments.  Overall gross margin was 53 percent in the third quarter of 2004, compared with 61 percent in the third quarter of 2003.  Cost of revenues in the third quarter of 2004 was $5.9 million, including a $449,000 non-cash write-off of prepaid minutes of network access that the Company no longer plans to utilize and an $89,000 accrual for sales tax obligations.

“GoRemote initiated a major transition last quarter by realigning our operational expense structure and starting implementation of a new go-to-market strategy,” said Tom Thimot, President and CEO.  “This implementation has begun GoRemote’s transition from being merely an aggregated access provider to

becoming a provider of integrated business solutions.   I am encouraged that our total revenues in the quarter remained relatively flat compared to our second quarter and that we added 16 new enterprise customers despite facing continued downward pressure on our legacy dial and service provider revenue base and despite experiencing the dislocations that accompany a significant organizational realignment.”

“Following our restructuring, we now have a lower quarterly cash burn rate, which helps position us well as we focus on achieving our goal of profitability during 2005,” said Daniel Fairfax, Senior Vice President and Chief Financial Officer.  “Our cash balance at September 30 was approximately $18.5 million.  Combined with our reduced cash burn rate, we believe that this cash position provides us with sufficient flexibility to fund our current plans and help us execute our newly focused go-to-market strategy.”

Separately, the Company announced the addition of two veteran sales leaders to its team — John Grosshans and Lynn Crofton.  Grosshans, GoRemote’s new Senior Vice President of Worldwide Sales, brings 17 years of experience with leading sales organizations such as Access360 and Parametric Technology Corporation.  Joining GoRemote as its Vice President of North America New Business Sales, Crofton contributes strong enterprise sales and managerial experience from Netegrity, E.piphany and PeopleSoft.

“John and Lynn together bring the experience and professionalism needed to enhance sales execution and drive revenue growth in our target enterprise market,” added Thimot.  “Now that my sales management team is in place and our operating expenses have been brought into balance with the business, we will be singularly focused on our goal of returning to profitability via top line growth.”

New Enterprise Customers

GoRemote signed more than 16 new enterprise customers in the third quarter. These new customers join GoRemote’s growing roster of worldwide customers that already includes Procter & Gamble, Merrill Lynch, Philip Morris USA, Novartis, Schering-Plough, Lockheed Martin Corp., Stanley Works, VeriSign and many others.

GoRemote’s customer portfolio of more than 280 enterprise customers and VARs contains some of the world’s largest and best-known Global 2000 and Fortune 1000 enterprises, many of which are leaders in their respective industries and market segments. Revenues from enterprise customers and VARs on a combined basis comprised 52% of the Company’s overall revenue mix in the third quarter.  The Company expects this percentage to continue to increase in future quarters.

The Company reported that more than 40 percent of the Company’s revenues came from monthly subscriptions or from customer commitments.

Growing Broadband Revenues

In addition to expanding its roster of enterprise customers and VARs in the third quarter of 2004, GoRemote also increased the percentage of its revenues that are generated from broadband and Wi-Fi related services. Approximately 34 percent of GoRemote’s revenues were generated from broadband and Wi-Fi related services in the third quarter of 2004 as compared to 31 percent in the prior quarter.

The GoRemote Global Network includes over 10,500 unique Wi-Fi venues with Wi-Fi access in 43 countries.  The Company also has more than 1,500 Ethernet locations, primarily in hotel chains like the Marriott, Hyatt, Hilton, Four Seasons, Novotel and Mandarin. The extensive aggregated broadband footprint in the GoRemote Global Network includes thousands of mobile broadband access points around the globe as well as DSL and cable coverage throughout North America.  In addition to this leading broadband footprint, the GoRemote Global Network includes more than 33,000 dial-up access locations worldwide in 150 countries and territories.

The Company reported that it increased deferred revenues by approximately $817,000 during the third quarter of 2004, comprised principally of broadband service installation revenues that will be recognized over the next 24 months.

BUSINESS OUTLOOK

Due to its recent change in fiscal year, GoRemote’s fourth fiscal quarter began October 1 and ended on October 31, 2004.   The following statements are based on current expectations and information available to us as of November 1, 2004; we do not undertake a duty to update them.  Our ability to project future results is inherently uncertain. These statements are “forward-looking” and actual results may differ materially as a result of risks outlined below.

**The Company expects that its revenues were in the range of $4.0 to $4.2 million for the month of October 2004.

**The Company expects that its overall gross margins were in the range of 56 to 58 percent for the month of October 2004.

**The Company expects that its operating expense levels (Network & Operations, R&D and SG&A) were in the range of $2.8 to $2.9 million for the month of October 2004.  These projected operating expenses include amortization of intangible assets acquired in connection with the Company’s acquisition of Axcelerant.

The statements by Tom Thimot and Daniel Fairfax, and the Company’s statements about revenue trends and business outlook, are forward-looking statements that involve risks and uncertainties. Factors that could cause such statements to be inaccurate include: the possibility that demand for our services in the service provider market will decrease at a rate faster than currently anticipated and thus cause our revenues to decline; possible interruptions to our business and unforeseen delays or issues in the deployment and use of our services by customers that may result from our recent restructuring; the possibility that the market for our offerings will not develop as rapidly as anticipated or in the direction anticipated, or that product or service launches will be delayed; the possibility that deployment of our services to newly acquired enterprise customers will take longer or result in lower revenue levels than projected; and the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

Following the publication of its quarterly earnings release, GoRemote will continue its practice of having company representatives meet privately with investors, the media, investment analysts and others. At the same time, GoRemote will keep its earnings release publicly available on its Web site (www.GoRemote.com). As of today, GoRemote has not provided an outlook for future periods.

Towards the end of each fiscal quarter, GoRemote will observe a “Quiet Period” when it no longer publishes or updates information about GoRemote’s current expectations. During the Quiet Period GoRemote representatives will not comment concerning GoRemote’s financial results or expectations. The Quiet Period begins on the first day of the last month of each fiscal quarter and continues until the day when GoRemote publishes its next earnings release.

Due to its recent change in fiscal year, GoRemote’s fourth fiscal quarter began October 1 and ended on October 31, 2004.  As a result, the Quiet Period for the first fiscal quarter of 2005 will begin January 1, 2005 and end when we announce our results for that quarter.

The Company does not expect to issue a press release other than this press release with respect to the results of the one-month fiscal period ended October 31, 2004.

About GoRemote

GoRemote Internet Communications, Inc. (Nasdaq: GRIC) is the world’s leading provider of secure remote access solutions, enabling customers to achieve best-of-breed network security, while reducing capital and operating expenses associated with their mobile and remote workforces. GoRemote provides a comprehensive portfolio of managed remote access solutions for mobile office, teleworker/home offices, and branch office/retail environments. The GoRemote Global Network(TM) includes more than 40,000 wired and wireless access points in over 150 countries. More information about GoRemote is available at www.GoRemote.com or by calling +1-408-955-1920.

GoRemote, GoRemote Internet Communications, GoRemote Mobile Office, GoRemote Teleworker/Home Office, GoRemote Branch Office, GoRemote Global Network, GoRemote Total Security Protection, GoRemote Universal Remote Control and “For the everywhere enterprise” are trademarks of GoRemote Internet Communications, Inc.  All other trademarks mentioned in this document are the property of their respective owners.